Exhibit 10.2

2006 Stock Incentive Plan

of Honeywell International Inc. and its Affiliates

RESTRICTED UNIT AGREEMENT, FORM 2

This RESTRICTED UNIT AGREEMENT made in Morris Township, New Jersey, United States of America, as of the [DAY] day of [MONTH, YEAR] (“Date of Grant”) between Honeywell International Inc. (which together with its subsidiaries and affiliates, when the context so indicates, is hereinafter referred to as the “Company”) and [EMPLOYEE NAME] (the “Employee”).

1.          Grant of Award. The Company has granted to you [NUMBER] Restricted Units, subject to the terms of this Agreement and the terms of the 2006 Stock Incentive Plan of Honeywell International Inc. and Its Affiliates (the “Plan”). Each Restricted Unit [and Dividend Share (as described in Section 4)] represents one (1) Share of Common Stock. The Company will hold the Restricted Units [and Dividend Shares] in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.

2.	Definitions. For purposes of this Agreement, the following definitions apply:

(a)	“Actual Award” means the product of (i) the Plan Payout Percentage (as determined under Section 3), and (ii) your Target Award.

(b)

“Compensation Peer Group” means [INSERT COMPANY NAMES]. If there is any change in the corporate capitalization of a company in the Compensation Peer Group during a Measurement Period (such as a stock split, corporate transaction or any partial or complete liquidation), the Committee, in its sole discretion, may take such change into account in determining the Total Shareholder Return of that company. If any company included in the Compensation Peer Group ceases to exist or to be publicly traded during the Measurement Period, or undergoes any other similar change, the Committee shall determine the consequences of such event for purposes of this Agreement, including without limitation, the replacement of such company in the Compensation Peer Group.

(c)	“Measurement Period” means [DESCRIBE MEASUREMENT PERIOD].

(d)	“Performance Cycle” means the period beginning on [DATE] and ending on [DATE].

(e)	“Target Award” means the number of Restricted Units awarded to you for the Performance Cycle under Section 1 of this Agreement.

(f)

“Total Shareholder Return” means the ratio of (A) a company’s share price as of the last trading day of a Measurement Period (determined using the average closing share price over the 30 preceding trading days) plus earned dividends per share during the Measurement Period, over (B) the company’s share price as of the first trading day of a Measurement Period (determined using the average closing share price over the 30 preceding trading days). Dividends are assumed earned and reinvested on the ex-dividend date.

(g)	[INSERT ADDITIONAL BUSINESS-RELATED DEFINITIONS AS APPLICABLE]

3.           Performance Measures. For each Measurement Period, the Company’s Total Shareholder Return shall be compared to the Total Shareholder Return of each company in the Compensation Peer Group, and the Total Shareholder Return of the Compensation Peer Group and the Company shall be ranked. [DESCRIBE OTHER BUSINESS-RELATED PERFORMANCE MEASURES, AS APPLICABLE]

The Plan Payout Percentage shall be determined based on the following for the Performance Cycle: [DESCRIBE HOW PLAN PAYOUT PERCENTAGE IS DETERMINED].

4.          [FOLLOWING INCLUDED AT COMMITTEE’S DISCRETION: Dividend Shares. Until the vesting date specified in Section 5, your bookkeeping account shall be credited with dividend Shares in the form of additional restricted units (“Dividend Shares”) based on your Target Award equal to the value of any cash or stock dividends paid by the Company upon one Share of Common Stock for each unvested Restricted Unit or Dividend Share credited to your bookkeeping account on a dividend record date. At the vesting date specified in Section 5, such Dividend Shares shall be adjusted up or down, as necessary, based on your Actual Award. In the case of cash dividends, the Company shall credit your bookkeeping account, on each dividend payment date, with additional Dividend Shares equal to (a) divided by (b), where (a) equals the total number of unvested Restricted Units and Dividend Shares, if any, subject to this Agreement on such date multiplied by the dollar amount of the cash dividend paid per Share of Common Stock on such date, and (b) equals the Fair Market Value of a Share on such date. If a dividend is paid to holders of Common Stock in Shares, the Company shall credit to your bookkeeping account, on each dividend payment date, additional Dividend Shares equal to the total number of unvested Restricted Units and Dividend Shares subject to this Agreement on such date multiplied by the Share dividend paid per Share of Common Stock on such date. Dividend Shares are subject to the same restrictions, including but not limited to vesting, transferability and payment restrictions, that apply to the Restricted Units to which they relate, with any fractional Shares rounded up to the nearest whole Share. You shall continue to earn Dividend Shares on unpaid Restricted Units and Dividend Shares after the end of the Performance Cycle. Dividend Shares shall be paid in accordance with Section 5, 6, 7 or 8, as applicable.]

5.          Timing and Form of Payments. Except as otherwise provided in this Agreement, the payment of Restricted Units [and related Dividend Shares] is contingent upon you remaining actively employed by the Company on the applicable vesting date(s) specified below: [DESCRIBE VESTING DATE(S)]

[Subject to the terms of a deferral election made in accordance with Section 10,] payment shall be made as soon as practicable following the vesting date specified above, but in no event later than 2-1/2 months after the end of the calendar year in which the vesting date occurs.

The Actual Award [and related Dividend Shares] shall be paid solely in Shares.

6.           Death or Disability. If your Termination of Employment occurs because of your death or you incur a Disability before the last day of the Performance Cycle, you or your estate shall receive your Target Award as your Actual Award for the Performance Cycle. [No Dividend Shares shall be paid in this case. OR Dividend Shares shall be calculated as provided in Section 4.]

If your Termination of Employment occurs because of your death or you incur a Disability after the last day of the Performance Cycle but before the Actual Award is fully paid, you or your estate shall receive the remainder of your Actual Award for the Performance Cycle. [No Dividend Shares shall be paid in this case. OR Dividend Shares shall be calculated as provided in Section 4.]

[Subject to the terms of a deferral election made in accordance with Section 10,] payment under this Section 6 shall be made as soon as practicable following your death or Disability, but in no event later than 2-1/2 months after the end of the calendar year in which the event occurs. The Actual Award [and Dividend Shares] shall be paid solely in Shares.

7.          Full Retirement. [If your Termination of Employment occurs solely because of your Full Retirement before the last day of the Performance Cycle, you shall receive a pro-rata payment of your Target Award as your Actual Award equal to the product of (a) times (b), minus (c), where (a) equals the total number of Restricted Units set forth in Section 1 above [plus the total number of Dividend Shares credited to you as of your Termination of Employment], (b) equals the ratio of your complete years of service as an employee of the Company or its Affiliates between the Date of Grant and your Termination of Employment, and the number of complete years of service required under this Agreement to be fully vested in all Restricted Units [and Dividend Shares], and (c) equals the number of Restricted Units [and Dividend Shares] that vested before your Termination of Employment.

OR

If your Termination of Employment occurs solely because of your Full Retirement before the last day of the Performance Cycle, you shall receive your Target Award as your Actual Award [plus the total number of Dividend Shares credited to you as of your Termination of Employment].

OR

If your Termination of Employment occurs solely because of your Full Retirement before the last day of the Performance Cycle, all Restricted Units [and Dividend Shares] shall be forfeited and your rights with respect to any award under this Agreement shall terminate.]

If your Termination of Employment occurs solely because of your Full Retirement after the last day of the Performance Cycle but before the Actual Award is fully paid, you or your estate shall receive the remainder of your Actual Award for the Performance Cycle. [No Dividend Shares shall be paid in this case. OR Dividend Shares shall be calculated as provided in Section 4.]

Subject to the requirements of Internal Revenue Code section 409A [and the terms of a deferral election made in accordance with Section 10], payment under this Section 7 (to the extent required) shall be made as soon as practicable following your Termination of Employment solely because of your Full Retirement, but in no event later than 2-1/2 months after the end of the calendar year in which the event occurs. The Actual Award [and Dividend Shares] shall be paid solely in Shares.

8.          Termination of Employment. Except as otherwise provided in Sections 6 and 7, if your Termination of Employment occurs for any reason before the vesting date(s) specified in Section 5, any unpaid Restricted Units [and Dividend Shares] shall be forfeited and your rights with respect to any award under this Agreement shall terminate unless the Committee, or its designee, determines otherwise in its sole and absolute discretion.

9.           Change in Control. If a Change in Control of the Company occurs before the last day of the Performance Cycle, you shall be deemed to have earned your Target Award [and Dividend Shares] as your Actual Award. If a Change in Control of the Company occurs after the last day of the Performance Cycle but before the Actual Award is fully paid, you shall receive the remainder of your Actual Award [and Dividend Shares] for the Performance Cycle.

[Subject to the terms of a deferral election made in accordance with Section 10,] you shall receive the award due in a single sum payment no later than the earlier of 90 days after the date of the Change in Control or two and one-half months after the end of the calendar year in which the Change in Control occurs. Such single sum payment shall be in cash or Shares, as determined by the Committee.

10.        [FOLLOWING INCLUDED AT COMMITTEE’S DISCRETION: No Deferral. You cannot defer payment of the Restricted Units [or Dividend Shares].

OR

Deferral of Payment. If you would like to defer payment of the Actual Award, you may make a request to the Committee in writing in the form and at the time designated by the Committee. You must submit a suggested payment schedule with the request for deferral. The Committee may, in its sole discretion, determine whether to permit deferral of payment in the manner requested. If the Committee does not accept your proposed payment schedule, then payment shall be made as otherwise provided in this Agreement.]

11.        Change in Status. If your role within the Company changes during the Performance Cycle such that you would no longer be eligible to receive the Restricted Units, this Agreement shall remain in full force and effect as if no such change had occurred.

12.        Transfer of Awards. You may not transfer any interest in your Restricted Units, Actual Award [or Dividend Shares] except by will or the laws of descent and distribution [FOLLOWING INCLUDED AT COMMITTEE’S DISCRETION: or except as permitted by the Committee and as specified in the Plan]. Any other attempt to dispose of all or any portion of your interest under this Agreement shall be null and void.

13.         Withholdings. The Company or your local employer shall have the power and the right to deduct or withhold, or require you to remit to the Company or to your local employer, prior to any issuance or delivery of Shares, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, social security contributions, and National Insurance Contributions, that are required by law to be withheld as determined by the Company or your local employer.

14.	Forfeiture of Awards.

(a)

By accepting the Award, you expressly agree and acknowledge that the forfeiture provisions of subparagraph (b) shall apply if, from the Date of Grant of these Restricted Units [and Dividend Shares] until the date that is twenty-four (24) months after your Termination of Employment, for any reason, you enter into an employment or consultation agreement or arrangement (including any arrangement for service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business in which the Company or any Affiliate is engaged if the business is competitive (in the sole judgment of the Committee) with the Company or an Affiliate and the Committee has not approved the agreement or arrangement in writing.

(b)

If the Committee determines, in its sole judgment, that you have engaged in an act that violates subparagraph (a) prior to the 24-month anniversary of your Termination of Employment, your outstanding Restricted Units [and Dividend Shares] shall immediately be rescinded, and you shall forfeit any rights you have with respect to these Restricted Units [and Dividend Shares] as of the date of the Committee’s determination. In addition, you hereby agree and promise immediately to deliver to the Company, Shares equal in value to the Shares you received for any Restricted Units [and Dividend Shares] during the period beginning six (6) months prior to your Termination of Employment and ending on the date of the Committee’s determination.

15.        Restrictions on Payment of Shares. Payment of Shares for your Restricted Units [and Dividend Shares] is subject to the conditions that, to the extent required at the time of exercise, (a) the Shares underlying the Restricted Units [and Dividend Shares] shall be duly listed, upon official notice of redemption, on the New York Stock Exchange, and (b) a Registration Statement under the Securities Act of 1933 with respect to the Shares shall be effective. The Company shall not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel for the Company.

16.        Adjustments.   Any adjustments to the Restricted Units [and Dividend Shares] shall be governed by Section 5.3 of the Plan.

17.        Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand (a) the Company’s policy, and are aware of and understand your obligations under applicable securities laws in respect of trading in the Company’s securities and (b) the Company’s stock ownership guidelines as they apply to this Award. The Company shall have the right to recover, or receive reimbursement for, any compensation or profit you realize on the disposition of Shares received for Restricted Units [and Dividend Shares] to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

18.        Plan Terms Govern. The vesting and redemption of Restricted Units [and Dividend Shares], the disposition of any Shares received, the treatment of gain on the disposition of these Shares, and the treatment of Dividend Shares are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan shall control. By accepting the Award, you acknowledge that the Plan and the Plan prospectus, as in effect on the date of this Agreement, have been made available to you for your review.

19.	Personal Data.

(a)

By entering into this Agreement, and as a condition of the grant of the Restricted Units, you expressly consent to the collection, use, and transfer of personal data as described in this Section to the full extent permitted by and in full compliance with applicable law.

(b)

You understand that your local employer holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all restricted units or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).

(c)

You further understand that part or all of your Data may be also held by the Company or its Affiliates, pursuant to a transfer made in the past with your consent, in respect of any previous grant of restricted units or awards, which was made for the same purposes of managing and administering of previous award/incentive plans, or for other purposes.

(d)

You further understand that your local employer shall transfer Data to the Company or its Affiliates among themselves as necessary for the purposes of implementation, administration, and management of the your participation in the Plan, and that the Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

(e)

You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.

(f)

You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data, request that any necessary amendments be made to it, or withdraw your consent herein in writing by contacting the Company. You further understand that withdrawing consent may affect your ability to participate in the Plan.

20.        Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:

(a)

The Company (and not your local employer) is granting your Restricted Units [and Dividend Shares]. Furthermore, this Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.

(b)	The Company may administer the Plan from outside your country of residence and United States law shall govern all Restricted Units [and Dividend Shares] granted under the Plan.

(c)	Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.

(d)

The benefits and rights provided under the Plan are not to be considered part of your salary or compensation under your employment with your local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. You waive any and all rights to compensation or damages as a result of the termination of employment with your local employer for any reason whatsoever insofar as those rights result, or may result, from the loss or diminution in value of such rights under the Plan or your ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.

(e)

The grant of Restricted Units [and Dividend Shares] hereunder, and any future grant of Restricted Units [and Dividend Shares] under the Plan, is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Restricted Units [, Dividend Shares] nor any future grant by the Company shall be deemed to create any obligation to make any future grants, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension, or termination shall adversely affect your rights hereunder.

(f)

The Plan shall not be deemed to constitute, and shall not be construed by you to constitute, part of the terms and conditions of employment. Neither the Company nor your local employer shall incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the Plan at any time.

(g)	Participation in the Plan shall not be deemed to constitute, and shall not be deemed by you to constitute, an employment or labor relationship of any kind with the Company.

21.        Limitations. Nothing in this Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any Affiliate to terminate your employment at any time. Payment of your Restricted Units [and Dividend Shares] is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf. You have no rights as a shareowner of the Company pursuant to the Restricted Units [and Dividend Shares] until Shares are actually delivered to you.

22.        Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Units [and Dividend Shares]. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Restricted Units [and Dividend Shares].

23.        Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of the Agreement, which shall remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision shall be construed so as to be enforceable to the maximum extent compatible with applicable law.

24.        Agreement Changes. The Company reserves the right to change the terms of this Agreement and the Plan without your consent to the extent necessary or desirable to comply with the requirements of Code section 409A, the Treasury regulations and other guidance thereunder.

By accepting this Agreement, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Units [and Dividend Shares], and that any prior agreements, commitments or negotiations concerning the Restricted Units [and Dividend Shares] are replaced and superseded. You shall be deemed to consent to the application of the terms and conditions set forth in this Agreement and the Plan unless you contact Honeywell International Inc., Executive Compensation/AB-1D, 101 Columbia Road, Morristown, NJ 07962 in writing within thirty (30) days of the date this Agreement.

I Accept:

_________________________________________

Signature	Date